Exhibit 12.2
Doral Financial Corporation
Computation of Ratio of Earnings to Fixed Charges and Preferred Stock Dividends

Quarter ended
March 31, 2005
Including Interest on Deposits

Earnings:
Pre-tax income from continuing operations	$49,613
Plus:
Fixed Charges (excluding capitalized interest)	141,311

Total Earnings	$190,924

Fixed Charges:
Interest expensed and capitalized	$140,046
Amortized premiums, discounts, and capitalized expenses related to indebtedness	430
An estimate of the interest component within rental expense	835

Total Fixed Charges before preferred dividends	141,311

Preferred dividends	8,325
Ratio of pre tax income to net income	1.265

Preferred dividend factor	10,528

Total fixed charges and preferred stock dividends	$151,839

Ratio of Earnings to Fixed Charges and Preferred Stock Dividends	1.26

Excluding Interest on Deposits

Earnings:
Pre-tax income from continuing operations	$49,613
Plus:
Fixed Charges (excluding capitalized interest)	118,854

Total Earnings	$168,467

Fixed Charges:
Interest expensed and capitalized	$117,589
Amortized premiums, discounts, and capitalized expenses related to indebtedness	430
An estimate of the interest component within rental expense	835

Total Fixed Charges before preferred dividends	118,854

Preferred dividends	8,325
Ratio of pre tax income to net income	1.265

Preferred dividend factor	10,528

Total fixed charges and preferred stock dividends	$129,382

Ratio of Earnings to Fixed Charges and Preferred Stock Dividends	1.30